Shareholder meeting (unaudited)

On April 28, 2009, an adjourned session of the Annual Meeting of the Shareholders of John Hancock Preferred Income Fund II was held at 601 Congress Street, Boston, Massachusetts for the purpose of considering and voting upon:

Proposal 1: Election of six Trustees to serve until their respective successors have been duly elected and qualified.

PROPOSAL 1 PASSED FOR ALL TRUSTEES ON APRIL 28, 2009.

                                                                        WITHHELD

                                    FOR                             AUTHORITY

Charles L. Ladner           10,952,785                    749,885

Stanley Martin               10,963,381                    739,289

John A. Moore               10,958,645                    744,025

Gregory A. Russo          10,973,683                    728,987

Deborah C. Jackson       10,964,209                    738,461

John G. Vrysen              10,972,861                    729,809

Proposal 2: To adopt a new form of investment advisory agreement.

PROPOSAL 2 PASSED ON APRIL 28, 2009.

For                                           8,315,445

Against                                     468,388

Withheld                                   362,076

Broker Non-Votes                      2,556,761